UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 14, 2021

RELIANCE STEEL & ALUMINUM CO.

(Exact name of registrant as specified in its charter)

Delaware	001-13122	95-1142616
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

350 South Grand Avenue, Suite 5100
Los Angeles, CA 90071

(Address of Principal Executive Offices) (Zip Code)

(213) 687-7700

(Registrant’s telephone number, including area code)

Not applicable.

(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	RS	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Board Appointment and Promotion of Karla R. Lewis

On January 14, 2021, the Board of Directors (the “Board”) of Reliance Steel & Aluminum Co. (the “Company”) unanimously appointed Karla R. Lewis, age 55, the Company’s current Senior Executive Vice President and Chief Financial Officer, to the position of President of the Company effective January 15, 2021, and as a member of the Board effective as of the same date.

Mrs. Lewis joined the Company in 1992 as Corporate Controller and has held various positions of increasing responsibility since then including serving as Chief Financial Officer since 1999. She was promoted to Senior Vice President in 2000, Executive Vice President in 2002 and Senior Executive Vice President in 2015. For four years prior to joining the Company, Mrs. Lewis, a certified public accountant (inactive), was employed by Ernst & Young LLP (Ernst & Whinney) in various professional staff positions. Mrs. Lewis has been a member of the board of directors of the Metals Service Center Institute since 2009.

Mrs. Lewis’s term as a director will expire at the Company’s 2021 Annual Meeting of Stockholders. As an employee of the Company, Mrs. Lewis will not serve on any independent Board committees. Consistent with the Company’s director compensation policies, because Mrs. Lewis is an employee of the Company, she will receive no additional compensation for services as a director. Her compensation as President of the Company will remain at its existing level.

There are no arrangements or understandings between Mrs. Lewis and any other persons pursuant to which she was promoted to President or selected as a director. Additionally, Mrs. Lewis does not have any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Mr. James D. Hoffman, the Company’s current President and Chief Executive Officer, will serve as the Corporation’s Chief Executive Officer from the date of Mrs. Lewis’s promotion to President.

Appointment and Promotion of Arthur Ajemyan

In addition, on January 14, 2021, the Company’s Board unanimously appointed Arthur Ajemyan, age 45, the Company’s current Vice President, Corporate Controller, to the position of Vice President, Chief Financial Officer of the Company to succeed Mrs. Lewis, effective January 15, 2021. Mr. Ajemyan will continue to serve as the Company’s principal accounting officer.

Mr. Ajemyan became Vice President, Corporate Controller in May 2014, having been promoted from Corporate Controller, a position which he had held since August 2012. From 2005 to 2012, Mr. Ajemyan held various positions in the accounting and finance department at the Company, including Group Controller and Director of Financial Reporting. Prior to joining the Company, Mr. Ajemyan, a certified public accountant, held various professional staff and manager positions at PricewaterhouseCoopers, LLP from 1998 to 2005.

As Chief Financial Officer, Mr. Ajemyan will receive an annual base salary of $450,000 and will be eligible to receive an annual non-equity incentive plan award with a target award of 150% of his base salary. Mr. Ajemyan will also be eligible to receive annual equity compensation awards as determined by the Compensation Committee of the Board.

There are no arrangements or understandings between Mr. Ajemyan and any other persons pursuant to which he was appointed as Chief Financial Officer. Additionally, there are no transactions involving the Company and Mr. Ajemyan that the Company would be required to report pursuant to Item 404(a) of Regulation S-K.

Retirement of David H. Hannah

The Company also announced that David H. Hannah will retire from the Board and not stand for reelection at the Company’s 2021 Annual Meeting of Stockholders. Mr. Hannah joined the Company in 1981 and served as CEO from 1999 to 2015. He has been a director of the Company since 1992 and was Chairman of the Board from 1997 to 2015. Mr. Hannah’s decision to retire is voluntary and is not the result of any disagreement with the Company.

A copy of the press release issued by the Company making the announcements is attached hereto as Exhibit 99.1 to this Current Report on Form 8-K. Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities under that Section and shall not be deemed to be incorporated by reference into any filing of the Registrant under the Securities Act of 1933 or the Exchange Act.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description
99.1	Press Release dated January 18, 2021 (included herewith).
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RELIANCE STEEL & ALUMINUM CO.

Date: January 19, 2021	By:	/s/ William A. Smith II
William A. Smith II
Senior Vice President, General Counsel and Corporate Secretary